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                                                                    Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2004 relating to the consolidated financial statements and financial statement schedules of American International Group Inc. and subsidiaries, which appears in American International Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the inclusion in this Registration Statement, and the incorporation by reference in the Prospectuses of our report dated February 11, 2004, except for Note 2 as to which the date is November 19, 2004, which appears in Exhibit 99.1 to this Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ Pricewaterhousecoopers LLP

New York, New York
December 7, 2004